PRIVATE AND CONFIDENTIAL The Directors Mix Telematics Limited P O Box 12326 Vorna Valley 1686			Exhibit 4.7
Attention: Paul Dell
Date	Direct telephone number	In reply please quote our reference	Your reference
21 February 2018	(011) 721 7277	K Gundani/ S Sookal/ S Chikepe/ st

Dear Sirs

BANKING FACILITIES

The Standard Bank of South Africa Limited ("the Bank") confirms having granted the banking facilities set out and individually defined in paragraph 1 below ("the Facility/Facilities") to Mix Telematics Limited ("the Customer"). The Facilities shall upon signature of this offer letter ("the/this Offer Letter") by the Customer and any other signatories, and subject to paragraph 2 below, be subject to the revised terms and conditions contained in this Offer Letter and in all appendices hereto (collectively "the/this Facility Letter"), in addition to any separate terms and conditions referred to in paragraph 7.1 of Appendix B hereto.

1.	The Facilities

Nature of Facility	"Maximum Aggregate Limit"/ "Limit/s"
Working Capital Facility Customer Foreign Currency Account Overdraft Facility** (subject to paragraph 4.5 below)	R 6 000 000 R 64 000 000
Vehicle and Asset Finance	R 8 000 000
Fleet Management Services	R 500 000
Guarantees by Bank ¨ Performance Guarantees ¨ Financial Guarantees	R 9 000 000 R 1 000 000
Derivative Products Trading Facility	R 50 000

2.	Conditions Precedent

2.1.
Any new terms contained in this Facility Letter which are, in the opinion of the Bank, for the benefit of the Customer (including but not limited to any increased or new Limits), shall only become of force and effect upon fulfilment, to the satisfaction of the Bank:

2.1.1.
that together with this Facility Letter, the Bank is furnished with a certified copy/ies of the supporting resolution/s in relation to this Facility Letter along the lines of the enclosed specimen/s or in a format otherwise acceptable to the Bank;

2.1.2.
that the Bank is satisfied that the borrowing powers of the Customer, each of the security providers and Additional Parties as provided for in their memoranda of incorporation or equivalent constitutional documents, are unlimited, or alternatively that the Facilities or the relevant security, as the case may be, are within the amount authorised by the Customer, the security providers and each of the Additional Parties, in terms of their respective borrowing powers;

2.1.3.	that Mix Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07) (“Mix Telematics International”) signs the acknowledgement at the foot of this offer letter.

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2.2.
To the extent that the Bank allows the Customer to utilise the Facilities prior to the fulfilment of any or all the conditions precedent, the Customer shall be obliged to ensure the same are fulfilled upon the Bank requiring the Customer to do so ("the Deferred Conditions").

2.3.	The above conditions precedent are inserted for the benefit of the Bank, which may waive any of the said conditions precedent in its sole discretion.

2.4.
Subject to paragraph 2.2, with respect to any increase to Limit/s, the limit/s and terms previously in place shall be applicable until such time as the said conditions precedent have been fulfilled, been waived or become Deferred Conditions.

3.	Security
Any security currently held by the Bank in relation to the Customer and/or the Additional Parties shall also constitute security for the Facilities.

4.	Additional Terms

4.1.	Additional Parties

4.1.1.	For the purposes of this Facility Letter:

4.1.1.1.	"Documentary Credit/s" shall bear the same meaning as the term "Credit" in UCP (as such term is defined in Appendix B).

4.1.1.2.
"Instruments" shall mean Documentary Credits, guarantees, standby letters of credit, indemnities, undertakings issued by the Bank and/or any other manner in which the Bank binds itself on behalf of the Customer or Additional Parties in favour of certain named beneficiaries.

4.1.1.3.
"Control" shall mean, with respect to any party, the possession directly or indirectly of the power to direct or cause the direction of the management, or policies of such party, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

4.1.1.4.	“Customer’s Group” shall mean Subsidiaries, associates and managed entities of the Customer and/or any other parties over which the Customer has ultimate Control.

4.1.2.
Members of the Customer's Group, any parties which from time to time participate in the cash management service provided by the Bank to the Customer (the “Service”), and any other parties requested by the Customer from time to time, as agreed to by the Bank in its sole discretion ("the Additional Parties") are hereby expressly authorised by the Customer to utilise the Facilities together with the Customer, should the Bank in its sole discretion, so allow. Any amounts outstanding at any time by any Additional Party and not discharged on due date by such Additional Party, shall be discharged in full by the Customer, immediately on demand by the Bank. Any such utilisation by an Additional Party shall be subject to all the terms and conditions contained in this Facility Letter and an Additional Party shall have no more right to utilise the Facilities than the Customer. The Customer shall ensure that the aggregate amount of the utilisation of each of the Facilities by the Customer and the Additional Parties shall not at any time exceed the relevant Limit/s.

4.1.3.
Without prejudice to the Bank’s rights in terms of any other provisions of this paragraph 4.1, the Customer hereby indemnifies and holds the Bank harmless, against any costs, loss or damage of whatsoever nature, which the Bank may suffer or sustain, arising from, or relating to:

4.1.3.1.	the utilisation of the Facilities by any Additional Party in terms of this Facility Letter;

4.1.3.2.
the issuance, payment or settlement of any claim(s) under or in terms of the Instruments or any payment made by the Bank as a consequence of the Bank exercising any of its rights under or in terms of the Instruments:

4.1.3.3.
the Customer and/or Additional Parties use of a third party to take delivery on the Customer and/or Additional Parties behalf of the Instruments and/or any document(s) relating to the Instruments; and/or

4.1.3.4.	the Customer and/or Additional Parties use of a third party for presentation of any documents relating to the Instruments; and/or

4.1.3.5.	the Customer and/or Additional Parties request for the Bank to deliver Instruments and/or documents relating to the Instruments to the beneficiary(ies), and in all such instances the Customer agrees that the Bank shall not be held liable for the late delivery, loss or misplacement of any such document(s) and/or Instruments.

4.1.4.
Further to the above and in relation to the Guarantee by Bank Facility, the Customer hereby requests and authorises the Bank to issue Instrument/s on its and/or the relevant Additional Parties’ behalf for certain amounts as set out in the relevant underlying application form(s).

4.1.5.
The Customer agrees that its obligations and liabilities under the indemnity incorporated in paragraph 4.1.3 are continuing covering obligations and shall remain in full force and effect irrespective of any temporary extinction thereof.

4.2.	Provision of Information

4.2.1.	The Customer undertakes to furnish the Bank with:

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4.2.1.1.	the Customer’s consolidated bi-annual management accounts which are to be delivered to the Bank by no later than the 75th day following the end of the period to which such accounts relate;

4.2.1.2.
signed copies of the consolidated audited financial statements of the Customer as soon as those financial statements are ready and available, but in any event within a period of 210 days from the end of the financial year to which they relate;

4.2.1.3.
signed copies of the audited financial statements of Mix Telematics Africa (Proprietary) Limited (Registration Number: 2004/019797/07) (“Mix Telematics Africa”) and Mix Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07) (“Mix Telematics International”) as soon as those financial statements are ready and available, but in any event within a period of 210 days from the end of the financial year to which they relate;

4.2.1.4.
a quarterly schedule of all Mix Telematics International’s outstanding book debts and other debts, to be delivered to the Bank by no later than the 25th day following the end of the period to which such schedule relates.

The said schedule is to incorporate an age analysis of such debts with full details being disclosed of each debt (including but not limited to the identity of the debtor and amount outstanding);

4.2.1.5.
signed copies of the annual audited financial statements in respect of such parties as the Bank may require, as soon as those financial statements are available, but in any event within a period of 180 days from the end of the financial year to which they relate;

4.2.1.6.	such further information as the Bank may require, from time to time.

4.2.2.
The Customer will notify the Bank in writing at least 7 days in advance of any change of the Customer’s name during the currency of the Facilities and will on demand, provide the Bank with such information and/or documentation in support thereof as the Bank may request.

4.3.	Matters Requiring the Bank’s Consent

4.3.1.	The Customer undertakes to the Bank that it will not and it will procure that its Subsidiaries/the Additional Parties do not, without the Bank’s prior written consent:

4.3.1.1.
pledge, cede, mortgage, hypothecate or otherwise encumber or further encumber any of their movable or immovable assets to secure any liability of any nature provided that the Customer and any of its subsidiaries shall be entitled to do so up to a maximum aggregate amount of R10 000 000.00 (ten million Rand);

4.3.1.2.	incur any further borrowings in excess of a maximum aggregate amount of R10 000 000.00 (ten million Rand).

4.4.	Further Undertakings
The Customer undertakes to the Bank that within each calendar month there will be wide fluctuations in the overall utilisation of the Working Capital Facility.

4.5.	**Customer Foreign Currency Account Overdraft Facility

4.5.1.
Without prejudice to any of the Bank’s rights under paragraph 2 of Appendix A, the Customer shall be entitled to utilise a maximum amount of R64 000 000.00 (sixty four million Rand) of the Maximum Aggregate Limit of the Working Capital Facility in the form of a customer foreign currency account overdraft facility (“CFC Overdraft Facility”), provided that the Bank shall receive any and all receipts of monies from the Customer’s debtors and/or other members of the Customer’s group (being subsidiaries of the Customer and/or any other parties over which the Customer has ultimate Control) for an amount equal to or exceeding the amount to be utilised under the CFC Overdraft Facility by the Customer, which is due and owing to the Bank.

4.5.2.
The Customer acknowledges that the utilisation of the CFC Overdraft Facility referred to in paragraph 4.5.1 above, must at all times be in accordance with the provisions of section E(B)(ii) and I.3 (C) of the Currency and Exchange Manual for Authorised Dealers of the South African Reserve Bank, as amended from time to time, and/or any applicable law, regulation and or policy pertaining thereto.

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5.	Conflict

5.1.
The terms and conditions of this Offer Letter, any appendices to this Offer Letter and any separate written terms and conditions or written agreements relating to a Facility or to the Service, shall be read together, provided that should a conflict exist or arise the order of precedence for the interpretation or clarification thereof will be as follows (and should the "Precedence" provisions or any other clause of the below mentioned agreements or any other agreement provide otherwise, then such clause will be superseded by the provisions of this paragraph):

5.1.1.	the Instrument; followed by

5.1.2.	the separate terms and conditions relating to a particular Facility or to the Service; followed by

5.1.3.	the contents of this Offer Letter; followed by

5.1.4.	any appendices hereto.

6.	Acceptance
To indicate your acceptance of the aforegoing, kindly initial each page of the attached duplicate of this Offer Letter (including Appendices A and B and any other appendices hereto), sign the acknowledgement on the final page of the Offer Letter and return same to the Bank on or before, 31 July 2018, when the offer contained in the Facility Letter expires. This Facility Letter shall be of no force or effect unless and until it is signed by both the Bank and the Customer.

Yours faithfully

____________________________
KUMBIRAI GUNDANI
MANAGER: CLIENT COVERAGE

ACKNOWLEDGEMENT BY CUSTOMER
TERMS AND CONDITIONS ACCEPTED

SIGNED AT _________________________________ ON _____________________________ 2018.

For:    Mix Telematics Limited (Registration Number: 1995/013858/06)

Signature:     __________________________________    _____________________________

Physical Address:     __________________________________

___________________________________

Telephone No.:         ___________________________________

Facsimile No.:         ____________________________________

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APPENDIX A
GENERAL TERMS AND CONDITIONS

1.	Definitions
In this Facility Letter:

1.1.	where a term is defined in either the Offer Letter or the appendices thereto, it shall bear the meaning assigned to it throughout the Facility Letter;

1.2.	"Bank Account" shall mean any bank account held by the Customer with the Bank from time to time;

1.3.
"Business Day" shall mean any day which is not a Saturday, Sunday or official public holiday in South Africa and, in the case of an offshore loan, not an official public holiday in the country of the currency in which the loan has been or is requested to be granted, or in the Isle of Man (in the case where the loan has been or is requested to be granted out of the Isle of Man);

1.4.	"Code" means the United States Internal Revenue Code of 1986;

1.5.	"Companies Act" shall mean the Companies Act 71 of 2008, as amended from time to time;

1.6.	"Event of Default" shall mean the occurrence of any event detailed in paragraph 11 of this Appendix A;

1.7.	"FATCA" shall mean –

1.7.1.	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

1.7.2.
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph 1.7.1above; or

1.7.3.
any agreement, pursuant to the implementation of paragraph 1.7.1 and 1.7.2 above, with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction;

1.8.	"FATCA Deduction" means a deduction or withholding from a payment under the Facility Letter as required by FATCA;

1.9.
"Increased Costs" shall mean any and all additional costs to, or reduction in the amount payable to, or a reduction in the overall return which would have been achieved by the Bank on its capital or regulatory capital but for the Bank having entered into, or which is attributable to the Bank entering into, performing its obligations, maintaining a commitment or funding its obligations under the Facility Letter;

1.10.	"Laws" shall mean laws, ordinances, Regulations, judgements and orders of any competent court, central bank or governmental agency or authority having the force of law in any relevant jurisdiction;

1.11.	"Old Companies Act" shall mean the Companies Act 61 of 1973 (as amended);

1.12.	"Regulation" shall mean any regulation, rule, official directive, request or guideline (whether or not having force of law) or any such directive analogous to the aforegoing, which the Bank has elected and/or is obliged to comply with and/or which is in accordance with the practice of a responsible banker (in its sole, absolute and unfettered discretion) of any governmental, intergovernmental, supranational body, agency, department or of any regulator, self-regulating body or other authority or organisation;

1.13.
"Personal Information" shall mean information relating to an identifiable, natural or juristic person, including but not limited to, information relating to race, gender, sex, marital status, nationality, ethnic or social origin, colour, sexual orientation, age, physical or mental health, religion, belief, disability, language, birth, education, identity number, telephone number, email, postal or street address, biometric information and financial, criminal or employment history as well as correspondence sent by the person that is implicitly or explicitly of a private or confidential nature or further correspondence that would reveal the contents of the original correspondence;

1.14.
"Prime" shall mean the publicly quoted basic rate of interest per annum ruling from time to time (as certified by any manager or divisional executive of the Bank, whose appointment it shall not be necessary to prove) at which the Bank lends on overdraft;

1.15.	"Sanctioned Entity" shall mean a person or entity sanctioned by a Sanctioning Body;

1.16.
"Sanctioning Body" shall mean any one or a combination of the following: the Office of Foreign Assets Control of the Department of Treasury of the United States of America, the United Nations Security Council, the European Union’s Common Foreign and Security Policy, Her Majesty’s Treasury of the United Kingdom, the French Ministry of Economy, Finance and Industry and any other sanctioning body recognised by the Bank from time to time;

1.17.	"Signature Date" shall mean the date of signature of the Facility Letter by the Customer;

1.18.	"Subsidiary" shall bear the meaning assigned thereto in the Companies Act;

1.19.	"Use" shall mean utilise, draw down under, request the issuance of any Instrument/s under

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or in terms of or otherwise avail of the Facilities. "Used" will have a similar meaning;

1.20.	words importing the singular shall include the plural, and vice versa and words importing natural persons shall include legal persons, and vice versa;

1.21.	when any number of days is prescribed in this Facility Letter, same shall be reckoned exclusively of the first and inclusively of the last day;

1.22.	no provision herein shall be construed against or interpreted to the disadvantage of any party by reason of such party having or being deemed to have structured, drafted or introduced such provision.

2.	Duration and Repayment of Facilities
Notwithstanding any other provision of the Facility Letter:

2.1.
the Maximum Aggregate Limit for each Facility may be terminated by the Bank by notice to the Customer to that effect in which event the relevant Facility/ies shall either be cancelled immediately or from any subsequent date stated in that notice and all amounts outstanding under the cancelled Facility/ies shall become immediately repayable; and/or

2.2.
the Bank may, by notice to the Customer, require all amounts outstanding under all or a particular Facility/ies to be repaid immediately or by any later date stated in such notice, or cash collateral or other security to be provided to the Bank for any contingent liabilities to the Bank under the Facility Letter, including any contingent liabilities under guarantees or letters of credit and/or the Instruments ("the Collateral"); and/or

2.3.
the Maximum Aggregate Limit for each Facility may be reduced by the Bank by notice to that effect to the Customer, in which event all amounts in excess of the limit/s so reduced shall become immediately repayable;

2.4.
If a payment in terms of a Facility falls due on a day which is not a Business Day, then such payment shall be made on the following Business Day, or if such day falls in the next calendar month and the Bank so requires, the immediately preceding Business Day, and the relevant interest period shall be adjusted accordingly;

2.5.	All amounts outstanding under each Facility shall be repayable in the currency in which such Facility was advanced, unless otherwise agreed in writing by the Bank.

3.	Excess Use and Penalty Interest

3.1.	Without prejudice to any other rights the Bank may have:

3.1.1.	any excess Use above the Maximum Aggregate Limit of a Facility shall attract additional interest at a rate of 5% per annum above the rate applicable to such Facility.

3.1.2.
at any time after the occurrence of an Event of Default, the Bank shall be entitled to levy penalty interest on any amounts owing under the Facilities and/or the Facility Letter at the rate of 5% per annum above Prime, compounded monthly in arrears, from the date of the occurrence of an Event of Default up to and including the date of remedy of the Event of Default or date of permanent repayment of all amounts owing under the Facilities and/or the Facility Letter, whichever is the earlier.

4.	Free of Deduction/Allocation of Payments

4.1.
All amounts paid to the Bank under the Facility Letter shall be made free of deduction and without any withholding or set-off whatsoever in immediately available funds. Should the Customer (or any Additional Party) be compelled by law to withhold or deduct any taxes or other charges from any amounts payable to the Bank, the amounts payable to the Bank shall be increased to the extent necessary to ensure that the Bank receives the amounts payable, free of such withholding or deduction.

4.2.	The Bank will be entitled to allocate any payments received under the Facility Letter to any indebtedness of the Customer (or any Additional Party) to the Bank.

5.	Warranties and Representations
The Customer warrants and represents to the Bank on the Signature Date and on each date which a Facility is Used, that:

5.1.
it and each Additional Party has full power to enter into and perform in terms of the Facility Letter and has taken all necessary corporate and other actions to enter into the Facility Letter and to Use the Facilities;

5.2.
it and each Additional Party has complied, and will continue to comply, with all Laws to which such party is subject including, without limitation, to Laws, Regulations and practices relating to the protection of the environment applicable to each of them in each jurisdiction in which the Customer and/or the Additional Parties conduct business (its/their "Environmental Responsibility");

5.2.1.	it is not aware of any circumstances which may prevent full compliance by both the Customer and the Additional Parties with its/their Environmental Responsibility in future;

5.3.	the Facilities constitute legal, valid, binding and enforceable obligations of the Customer and/or the Additional Parties;

5.4.	all information provided by the Customer and/or Additional Parties to the Bank is true and correct;

5.5.	no Event of Default has occurred or is continuing;

5.6.	it and the Additional Parties have read and understood the Bank’s privacy statement, which

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statement is available on the Bank’s website ("the Privacy Statement") and agree to be bound thereby and further acknowledge that the Bank may change this Privacy Statement. Such changes will be placed on the website and the latest version of the Bank’s Privacy Statement will replace all earlier versions of it, unless expressly stated otherwise;

5.7.
it hereby provides the necessary consents required (as detailed in the Privacy Statement), and confirms all consents from any person or entity to whom the Personal Information relates have been obtained, to ensure compliance by the Customer, the Additional Parties and the Bank with all relevant Laws;

5.8.
should it (or any Additional Party) become subject to the provisions of Exchange Control Regulation 3(1)(f), the Facilities will be duly reported in the Exchange Control questionnaire (Form MP79(a)) submitted annually by the Customer (or Additional Party, as the case may be);

5.9.
it will file all Annual Returns in the prescribed form and prescribed manner together with the prescribed fee in accordance with section 33 of the Companies Act and furthermore will provide the Bank with a copy of the Registrar of Companies’ certificate confirming submission of such Annual Returns as soon as they are due, for each year in question, for the duration of the Facilities;

5.10.
it and the Additional Parties will not Use or otherwise make available the proceeds of any of the Facilities and/or Instruments for the purposes of benefitting and/or financing, directly or indirectly, the activities of any person or entity which is a Sanctioned Entity or in a country which is subject to any sanctions imposed by a Sanctioning Body;

5.11.	it and the Additional Parties are not involved in any illegal or terrorist activities;

5.12.	it is not (and no Additional Party is) and will ensure that it will not be (and no Additional Party will be):

5.12.1.	subject to FATCA.

5.12.2.	required to make any FATCA Deduction on account of any payment made or to be made by it under this Facility Letter.

6.	Change in Circumstances and Commitment Fee

6.1.	Notwithstanding anything contained in the Facility Letter to the contrary, if any change in or introduction of any Law, and/or, without derogating from the generality of the aforegoing, if:

6.1.1.	any change in banking practice, as it affects or is applied generally by any financial institution in the Republic of South Africa; and/or

6.1.2.	a requirement or a request by any authority, to pay taxes or other amounts whatsoever or to maintain special deposits or reserve assets; and/or

6.1.3.	any compliance by the Bank with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements) in respect of the Facility Letter; and/or

6.1.4.
any compliance with and/or application of (whether mandatory or not) any capital adequacy or similar requirements, including but not limited to the provisions of the International Convergence of Capital Measurement and Capital Standards (a revised framework) (i.e. BASEL II) or any other standards or guidelines published by the Basel Committee on Banking Supervision (including BASEL III), by the Bank or any of its divisions, or any interpretation or administration thereof, results in any Increased Costs, the Bank reserves the right to recover such additional costs from the Customer on demand.

6.2.
To the extent that the Bank is required to observe reserving requirements for maintaining unused facilities, the Bank reserves the right to levy a commitment fee at its usual rates prevailing from time to time and in accordance with normal banking practice, for keeping any unused portion of the Facilities at the Customer’s disposal.

7.	Security Valuation

7.1.
The Bank and the Customer agree that, should the Customer provide security over certain assets to the Bank, then these assets may be valued by external valuators acceptable to the Bank and/or such assets may be valued by the Bank itself for so long as the Facilities are made available to the Customer.

7.2.
The Customer agrees that the costs of any valuation shall be borne by the Customer and payable on demand. Where such valuation is performed by the Bank, the Bank shall determine the costs payable by the Customer in the calculation thereof.

8.	Switching between Facilities

8.1.
The Customer shall be entitled to request that all or part of any unused portions of the Maximum Aggregate Limit for a particular Facility be allocated to another Facility. Should the Bank agree to such request and whether such agreement is notified to the Customer or not, the Maximum Aggregate Limits for the Facilities in question shall be deemed to be amended accordingly. If a re-allocation is made in terms of this paragraph to a type of facility not previously granted, such new facility will be deemed to have been incorporated in the Offer Letter and accordingly in the definition of the "Facilities",

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and the Maximum Aggregate Limit for such Facility shall be the amount allocated thereto.
The Bank reserves the right to recover such fees from the Customer on demand.

8.2.
In the event of the Maximum Aggregate Limit of any of the Facilities being exceeded at any time, the Bank may without notice and without prejudice to any of its other rights as a result of such breach, in its sole discretion elect to eliminate such excess by appropriating the whole or any portion of the Maximum Aggregate Limit/s allocated to the remaining Facilities which are unused to increase the Maximum Aggregate Limit of the Facility which is in excess. The Bank shall also be entitled, but not obliged, to reallocate Limits in terms of this paragraph to the extent a request from the Customer or an Additional Party to Use a particular Facility would cause the Maximum Aggregate Limit in respect of such Facility to be exceeded.

9.	Indemnity

9.1.	The Customer hereby indemnifies the Bank against any loss, damage, claims, costs or any other liability, which may arise as a result of:

9.1.1.	the Bank’s compliance with Laws;

9.1.2.	the Bank acting or declining to act on an Instruction (as such term is defined in paragraph 10 below);

9.1.3.	any excess Use in respect of the Facilities;

9.1.4.	the Bank exercising its rights or performing its obligations under or in terms of this Facility Letter (including, without limitation, paragraph 10 below);

9.1.5.	the Customer exercising its rights or performing its obligations under or in terms of this Facility Letter;

9.1.6.	the seizure, blocking or withholding of any funds by any Sanctioning Body;

9.1.7.	the breach of any representations, warranties and/or undertakings set out in this Facility Letter;

9.1.8.
payment or settlement of any claim(s) in terms of the Instrument(s) should the beneficiary (ies), its/their parent company or its/their substantial shareholder/s become the subject of sanctions established by a Sanctioning Body; and/or

9.1.9.
any amounts owing by the Customer and/or the Additional Party to the Bank under the Bank Accounts from time to time due to the establishment of an increase or decrease to the amount of the intraday electronic payment processing limit in respect of the Bank Accounts and/or the relevant electronic banking profile or an Instruction received by the Bank to process payments regardless of whether or not there are sufficient funds in the Bank Accounts or a sufficient limit in respect thereof,
(hereinafter collectively referred to as "the Owing Amounts").

9.2.	The Owing Amounts shall be repaid to the Bank immediately together with any costs or expenses related thereto.

9.3.	The indemnity detailed in paragraph 9.1 will not be affected by any act or omission of the Bank and/or its employees.

9.4.	The Bank will not be liable for any loss, damage, claims, costs or any other liability, which may arise as a result of:

9.4.1.	the Bank not detecting that a party is subject to sanctions imposed by a Sanctioning Body unless the Bank is required by Law to do so;

9.4.2.	the Customer and/or any Additional Party becoming subject to sanctions imposed by any Sanctioning Body;

9.4.3.
the Customer and/or any Additional Party attempting to Use (or otherwise make available the proceeds of) any of the Facilities and/or Instruments for the purpose of benefitting and/or financing, directly or indirectly, the activities of any person or entity which is a Sanctioned Entity or in a country which is subject to any sanctions imposed by any Sanctioning Body; or

9.4.4.	the seizure, blocking, or withholding of any funds in relation to the Customer and/or the Additional Party (as the case may be) by any Sanctioning Body.

10.	Facsimile and Email Indemnity

10.1.
Notwithstanding anything to the contrary contained in this Facility Letter, a written instruction which purports to emanate from the Customer and is transmitted by the Customer, or by any purportedly duly authorised third party on behalf of the Customer, to the Bank by facsimile transmissions or by means of email messages ("Instruction/s") shall be adequate written notice to the Bank in terms of this Facility Letter.

10.2.	The Customer hereby authorises the Bank to accept and act on any Instructions which the Bank would ordinarily accept if the Instruction/s was/were presented in an original written format.

10.3.
The Bank will not accept responsibility for any loss (consequential or otherwise) incurred by the Customer as a result of the Bank acting or declining to act (wholly or in part) on Instruction/s which the Bank believes to have emanated from the Customer, and the Customer hereby waives any and all claims it may have now or in future against the Bank arising directly or indirectly from any losses or damages which the Customer may

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suffer as a result of the Bank acting or declining to act (wholly or in part) on any Instruction.

10.4.
The fact that any Instruction (including facsimile Instructions) may later be shown to be in any way false, inaccurate, unauthorised or otherwise not authentic, will not be an impediment to the Bank's rights in terms of this Facility Letter.

11.	Events of Default

11.1.	For the purposes of the Facility Letter each of the following events shall be regarded as an Event of Default:

11.1.1.	if the Customer fails to pay any sum due by it to the Bank or to Standard Bank Group Limited or any other Subsidiary or associate company of Standard Bank Group Limited, on the due date therefor;

11.1.2.
if the Customer defaults in the due and punctual performance of any other obligation under the Facility Letter or under any other agreement between the Customer and the Bank or between the Customer and Standard Bank Group Limited or any other Subsidiary or associate company of Standard Bank Group Limited;

11.1.3.
should the Bank become aware, at any time of a fact or circumstance (whether same was present at the date of signature of the Facility Letter or arose thereafter) which leads the Bank to believe or suspect that any representation or warranty or undertaking made or represented either in respect of the Customer in or pursuant to the Facility Letter or in any documents delivered under the Facility Letter, is not complied with or is incorrect (or becomes incorrect at any time) in any respect;

11.1.4.
if the Customer is deemed to be unable to pay its debts in accordance with the provisions of section 345 of the Old Companies Act, becomes financially distressed (as such term is defined in section 128 of the Companies Act), fails to satisfy the solvency and liquidity test as set out in section 4 of the Companies Act, defaults in the payment of any of its debts (of whatsoever nature or amount) when due, or defaults generally in the payment of its liabilities;

11.1.5.
if any process issued on a judgment, decree or order of any court in favour of a creditor of the Customer is returned by the sheriff or the messenger with an endorsement that he has not found sufficient disposable property to satisfy the judgment, decree or order or that any disposable property found did not upon sale satisfy such process;

11.1.6.	if a resolution is taken by the members or shareholders of the Customer or the members or shareholders of any surety or guarantor for the Customer’s indebtedness to the Bank, to voluntarily wind-up any of the said parties or if any of the said parties or any of their assets become subject to any sequestration, liquidation or business rescue, whether provisional or final, or if any trustee, liquidator, business rescue practitioner or any similar officer is appointed in respect of any of the said parties or any of their assets;

11.1.7.
if the Customer or any surety or guarantor for the Customer's indebtedness to the Bank, is unable to pay its debts, suspends or threatens to suspend payment of all or a material part of (or of a particular type of) its indebtedness to any other creditors, commences negotiations or takes any other step with the view to the deferral, rescheduling or other re-adjustment of all of (or all of a particular type of) its indebtedness to creditors (or of any part of such indebtedness which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a part of the indebtedness of the Customer or of any surety or guarantor for the Customer’s indebtedness to the Bank (as the case may be);

11.1.8.
if an attachment, execution or other legal process is levied, enforced, issued or sued out on or against any assets of the Customer or of any surety or guarantor for the Customer’s indebtedness to the Bank, and is not discharged or stayed within 30 days;

11.1.9.
if the board of directors of the Customer and/or board of directors of any surety or guarantor for the Customer’s indebtedness to the Bank, resolve that the said party voluntarily begins business rescue proceedings and be placed under supervision under section 129(1) of the Companies Act or if any steps of whatsoever nature are taken by the board of directors of any of the aforementioned parties with the objective of commencing business rescue proceedings;

11.1.10.
if the Customer and/or any surety or guarantor for the Customer’s indebtedness to the Bank, at any time and for whatever reason becomes deregistered or dissolved or otherwise loses its corporate existence;

11.1.11.
if an application is made by any person to place the Customer and/or any surety or guarantor for the Customer’s indebtedness to the Bank under, or an order is granted by a court of competent jurisdiction placing it under, supervision and commencing business rescue proceedings under section 131(1) of the Companies Act or if any steps of whatsoever nature are taken by any person in respect of any of the aforementioned

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parties with the objective of commencing business rescue proceedings;

11.1.12.
if at any time, the amount outstanding under a Facility granted to the Customer exceeds the Maximum Aggregate Limit for that Facility, or the total amounts outstanding under all of the Facilities exceed the total of the Maximum Aggregate Limits for each Facility);

11.1.13.
if the performance of any rights or obligations under the Facility Letter (including, without limitation, under the Instruments) becomes illegal, invalid or unenforceable for whatever reason or any security given to the Bank in respect of the Customer’s indebtedness to the Bank becomes illegal, invalid or unenforceable for whatever reason;

11.1.14.
if any other party which owes any obligations to the Bank in connection with the Facilities (including but not limited to obligations in terms of negative pledges, undertakings, security or subordinations), breaches any of such obligations;

11.1.15.
if the auditors of the Customer in any financial statements of the Customer published after the date of the last set of audited financial statements furnished to the Bank or if none have been so furnished, after the Signature Date, materially qualifies that annual statement in any respects or inserts a note in the supporting documents to that financial statement relating to any material irregularity;

11.1.16.	if there is a Material Deterioration in the Customer’s financial position.
"Material Deterioration" shall mean material deterioration in the Bank’s reasonable opinion;

11.1.17.
if the Customer embarks on any process or concludes any transaction in terms of which the Customer assists, or proposes to assist its holding company to acquire its own (i.e. the holding company’s) shares or where the Customer acquires shares in its holding company;

11.1.18.
should the Bank become aware, at any time, of a fact or circumstance (whether same was present at or before the time of acceptance of this Facility Letter by the Customer or arose thereafter), which in the reasonably exercised opinion of the Bank has, or could in the future have, a material adverse effect on the business, operations, performance, assets or prospects and financial condition of the Customer or any of its affiliates or an adverse effect on the Customer’s ability to perform any of its obligations to the Bank in terms of the Facility Letter, or which could prejudice the Bank’s position with respect to the Facilities in any other way;

11.1.19.	if the Customer embarks on any process or concludes any transaction in terms of which the Customer assists or proposes to assist a third party to acquire shares in the Customer or in a related or inter-related company (as such term is defined in the Companies Act) of the Customer in contravention of the provisions of section 44 of the Companies Act;

11.1.20.	should the Customer generally do or omit to do anything which may cause the Bank to suffer any loss or damage, including any reputational loss or damage;

11.1.21.
if the Customer becomes the subject of (or is any way associated with) any adverse information in respect of the Prevention of Organised Crime Act, the Financial Intelligence Centre Act and the Protection of Constitutional Democracy Against Terrorism and Related Activities Act which, in the Bank’s sole, absolute and unfettered discretion, cause or may cause the Bank any reputational harm;

11.1.22.
should the ultimate beneficial Control of the Customer change, without the Bank's prior written consent, during the subsistence of the Facilities, to the extent that the Control of the Customer vests in persons other than those who Control the Customer on the date that the Facilities are accepted by the Customer and/or should the shareholders of the Customer as at date of acceptance hereof by the Customer change;

11.1.23.	if performance under the Instrument(s) is rendered impossible de jure or de facto for whatever reason;

11.1.24.	if the country in which the Customer resides or has its principal office or is incorporated in is involved in war, whether declared or not;

11.1.25.
should the Bank believe, suspect or be notified that the Customer, Additional Party, any surety, guarantor or other security provider for the Customer's indebtedness to the Bank, or any person or entity that owns, holds or controls (directly or indirectly), or derives any benefit (in any manner whatsoever) from, one or more of the aforesaid entities (each an "Entity") or the country in which an Entity is incorporated, becomes a Sanctioned Entity;

11.1.26.
should the Bank become aware, at any time, of a fact or circumstance (whether same was present at or before the Signature Date or arose thereafter), which leads the Bank to believe or suspect that any bank accounts of any Entity held with the Bank are being used fraudulently, negligently, for money laundering activities, for illegal or terrorist activities, or for any purpose that does not comply with any law;

11.1.27.
if any other indebtedness of any of the Customer’s Group (being the Customer, and its Subsidiary, associate and managed entities) is or is declared to be or is capable of being rendered due and payable before its agreed or normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due or within any applicable grace

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period in any agreement relating to that indebtedness or, as a result of any actual or potential default, event of default or the like (however described), any Facility relating to any such indebtedness is or is declared to be or is capable of being cancelled or terminated before its agreed or normal expiry date, or any person otherwise entitled to use any such Facility is not entitled to do so;

11.1.28.
should the Customer and/or the Additional Parties fail to comply with any provision of the Currency and Exchange Manual for Authorised Dealers of the South African Reserve Bank, as amended from time to time, and/or any applicable law, regulation and/or policy pertaining thereto;

11.1.29.	if any of the above paragraphs apply to any Additional Party;

11.2.	The Bank may without prejudice to any other rights hereunder or at law, at any time after the happening of an Event of Default, by written notice to the Customer:

11.2.1.
decline any request by the Customer (or any Additional Party) to draw down any further monies under the Facilities (or any one or more of them) and/or to further Use or avail of any of the Facilities (or any one or more of them) including but not limited to any request by the Customer (or any Additional Party) to issue further Instruments, and/or terminate the Facilities forthwith; and/or

11.2.2.
require on demand payment of all indebtedness under the Facilities (or any one or more of them) which is then outstanding and whether or not it is then due for payment, and upon any such demand all that indebtedness shall immediately become due and payable; and/or

11.2.3.
require on demand payment of all breakage costs the Bank may have incurred or sustained or those to be incurred or sustained, being all costs, losses and/or reduced receipts which the Bank may have sustained or incurred (or those to be incurred or sustained) in relation to the termination or modification of any arrangements the Bank may have made on account of or in respect of funds borrowed, contracted for or Used to fund any amount payable or advanced under the Facilities; and/or

11.2.4.	terminate the Facilities forthwith and/or withdraw from any Instruments with immediate effect in accordance with the terms thereof;

11.2.5.	require on demand cash or other security for any contingent liabilities under the Facility Letter to the Bank which includes, without limitation, any contingent liabilities under the Instruments.

11.3.	The Bank’s rights under this paragraph shall not be exhaustive but shall be in addition to and without prejudice to any other rights which it may have under the Facility Letter or the law.

11.4.	The contents of this paragraph shall not derogate from the Bank’s rights in relation to any Facilities which are repayable and/or terminable on demand.

12.	Certificate
A certificate signed by any manager or divisional executive of the Bank (whose appointment or authority need not be proved) as to any amount owing to the Bank under the Facility Letter, the rates of interest and any other fact stated therein, shall, on its mere production, be prima facie proof of the content of such certificate.

13.	Cession
Neither the Customer nor any Additional Parties shall be entitled to cede or delegate their rights and/or obligations in terms of the Facility Letter to any party without the prior written consent of the Bank which consent shall be granted or withheld in the sole, absolute and unfettered discretion of the Bank.

14.	Disclosure of Information

14.1.	The Customer authorises the Bank to:

14.1.1.	use any information provided to the Bank by the Customer for any purpose that the Bank may require from time to time;

14.1.2.
furnish Standard Bank Group Limited, any other Subsidiary or associate company of Standard Bank Group Limited, and any cessionary of the Bank’s rights in terms hereof, with any information and documentation they may request regarding the Facilities, including (without limitation) any security or any "know your customer" information provided in respect of the Facilities, the Additional Parties or the Customer.

15.	Counterparts
The Facility Letter may be signed by the signatories hereto in counterparts and each signed copy shall together constitute one document.

16.	Legal Charges
All legal costs and fees (on the attorney and client scale) and other charges and expenses in connection with the Facilities including but not limited to all costs incurred or to be incurred by the Bank in the enforcement of any of its rights under the Facility Letter, the registration and eventual cancellation of any bonds referred to in the Facility Letter, and any stamp duty due on the required security documents, will be for the account of the Customer and payable on demand.

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17.	Whole Agreement, Variation of Terms, No Indulgence

17.1.	The Facility Letter constitutes the whole agreement between the Bank and the Customer relating to the subject matter of the Facility Letter.

17.2.
Save for an amendment referred to in paragraph 8 of this Appendix A to the Facility Letter headed "Switching between Facilities", any increase and/or amendment referred to in paragraph 6.11 of Appendix B to the Facility Letter, or any alteration of the interest rate, no addition to, variation, or amendment, or consensual cancellation of any of the terms contained in the Facility Letter shall be of any force or effect unless it is recorded in writing and is signed on behalf of the Bank by one of its authorised officials and accepted by the Customer.

17.3.	No indulgence shown or extension of time given by the Bank shall operate as an estoppel against the Bank or waiver of any of the Bank’s rights unless recorded in writing and signed by the Bank.

17.4.
The Bank shall not be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the conclusion of any agreement and/or whether it was negligent or not.

17.5.
This Facility Letter supersedes and replaces all previous facility letters entered into between the Bank and the Customer (“Previous Facility Letters”) in its entirety with effect from the date that this Facility Letter is signed by both parties, is returned to the Bank in form and substance satisfactory to the Bank and becomes unconditional in accordance with its terms. In the event that separate agreement or terms and conditions regulating any specific Facility has been entered into with the Customer, this Facility Letter shall not supersede any such separate facility letter and/or separate agreement or terms and conditions.

17.6.	Upon Signature Date, the Customer agrees and acknowledges that:

17.6.1.
its indebtedness to the Bank in respect of any Use of the Working Capital Facility under any Previous Facility Letters is in existence and it remains liable to the Bank for such indebtedness (“Existing Indebtedness”);

17.6.2.
the Working Capital Facility is a revolving facility in that, the Customer shall be entitled to Use the Facility and if it thereafter repays an amount in respect of such Use to the Bank, the amount repaid shall again be available to be Used by the Customer for the duration of the Facility (subject to the terms and conditions of this Facility Letter). Accordingly, any payment and/or allocation of payment made in respect of the Working Capital Facility is made to both interest and capital repayments (whether in whole or part) rendering such Existing Indebtedness due on the Signature Date and consequently, consolidated with any further indebtedness in respect of any Use under this Facility Letter (“the New Indebtedness”);

17.6.3.
the Existing Indebtedness has not prescribed due to, inter alia, the payment referred to in paragraph 17.6.2 above, reporting of such indebtedness in the Customer’s annual financial statements, any amendments to the Facility Letter, continued Use of the Facilities and/or this acknowledgement by the Customer with the intention of interrupting prescription (“the Interruption Events”);

17.6.4.
each Interruption Event following the Signature Date will be an acknowledgment by the Customer of its New Indebtedness and/or liability to pay the Bank under or in respect of the Facilities and accordingly, will interrupt prescription of such New Indebtedness at the time of each Interruption Event.

18.	Severability
Each provision of the Facility Letter is severable, the one from the other and, if at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

19.	Governing Law and Jurisdiction

19.1.
Any dispute in connection with this Facility Letter, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the Arbitration Foundation of Southern Africa ("AFSA") for Commercial Arbitrations ("the Rules"), including the right to appeal, which Rules are deemed to be incorporated by reference into this paragraph.

19.2.
The number of arbitrators shall be one, his/her identity shall be agreed in writing between the Bank and the Customer within 5 Business Days following the declaration of a dispute between such parties, failing which the arbitrator shall be appointed by AFSA from the senior legal practitioners on its panel in terms of the Rules, taking into account the value and complexity of the dispute under referral.

19.3.
The seat, or legal place, of the arbitration shall be South Africa and any hearing shall be held in Johannesburg. The language to be used in the arbitral proceedings shall be English. Unless the parties agree otherwise, the arbitration shall be conducted on an urgent basis in terms of the Rules.

19.4.	Nothing contained in this paragraph shall preclude any party from approaching a court of competent jurisdiction within the Republic of South Africa for interim relief on an urgent basis

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pending the final outcome of an arbitration referral under this paragraph.

19.5.
The Bank and the Customer agree and irrevocably undertake to keep the arbitration and all matters related thereto strictly confidential. Each party (i) acknowledges and agrees that it shall not disclose any such information to any person other than its own employees who need to know such information for the purposes of this paragraph ("Permitted Recipient"); or to third parties where it is required to do so under law or in terms of regulatory process (ii) shall procure that each Permitted Recipient is made aware of and complies with its obligations of confidentiality in terms of this paragraph and (iii) give reasonable notice to the other party as and when any obligation for third party disclosure arises.

19.6.	The terms of this Facility Letter shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

19.7.	Each party shall bear its own costs involved in the arbitration proceedings.

20.	Domicilium and Notices

20.1.	The Customer chooses as its domicilium citandi et executandi for all purposes in connection with the Facility Letter at the address set out under its acceptance of the Facility Letter.

20.2.	The Bank chooses the following address as its domicilium citandi et executandi for all purposes in connection with the Facility Letter:
Address: 30 Baker Street, Rosebank, 2196
Attention: Head - Transactional Products and Services South Africa.

20.3.	Such domicilium may be changed to another physical address within the Republic of South Africa upon 14 days written notice to the Bank and/or the Customer.

20.4.	Any notices sent or delivered to the Customer shall be deemed to have been received, if sent or delivered to the address nominated by the Customer in terms of this paragraph:

20.4.1.	by hand, on the date of delivery;

20.4.2.	by prepaid registered post, 7 days after the date of posting.

20.5.
The Bank and the Customer agree that whilst they may correspond via email during the currency of the Facilities for operational reasons, no formal notice required in terms of the Facility Letter, nor any amendment of or variation to the Facility Letter may be given or concluded via email or via any other data message, as such term is defined in the Electronic Communications and Transactions Act 25 of 2002

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APPENDIX B

TERMS AND CONDITIONS OF SPECIFIC FACILITIES

1.	Definitions
The provisions of paragraph 1 of Appendix A to the Facility Letter headed "Definitions" are repeated.

2.	Use of Specific Facilities

2.1.
The Customer shall, unless the Bank agrees otherwise, only be entitled to Use those Facilities referred to in the Offer Letter, which Facilities shall in addition to the terms and conditions contained in the Offer Letter and any other appendices thereto and any separate agreement pertaining to such Facilities, be subject to the relevant terms and conditions for each Facility as set out in this Appendix B to the Facility Letter.

2.2.
For the purposes of this Appendix B, "the Customer" shall mean the Customer and/or any Additional Parties to the extent either the Customer and/or the Additional Parties are allowed to Use the Facilities.

3.	Working Capital Facility

3.1.	Availability

3.1.1.
Subject to the availability at a particular time and any contrary indication in the Offer Letter or thereafter, the Customer may Use the Working Capital Facility in the manner below and any other manner the Bank may from time to time offer to the Customer as part of the Working Capital Facility; provided that the aggregate amount outstanding at any point in time, under the Working Capital Facility, together with any limit afforded to the Customer for a Revolving Credit Facility, shall not exceed the Maximum Aggregate Limit granted to the Customer for the Working Capital Facility and, neither the Customer nor any of the Additional Parties shall be entitled to Use the Working Capital Facility to the extent that such Use would result in the said Maximum Aggregate Limit being exceeded.

3.2.	The Working Capital Facility can be Used in the following ways:

3.2.1.	Overdraft
Interest
The initial rate of interest on the overdraft shall be Prime less 1.2 (one point two) %.
Such interest will be payable monthly in arrears and be debited to the relevant Bank Account on a day convenient to the Bank, once in each calendar month in arrears.

3.2.2.	**Customer Foreign Currency Account Overdraft Facility (“CFC Overdraft Facility”)

3.2.4.1	Interest
The rate of interest on the CFC Overdraft Facility shall be:

3.2.2.1.1.
2.85% (two point eight five) plus Libor (EURO). “LIBOR” for the purposes of this paragraph 3.2.2.1.1 is the London Inter Bank Offer Rate denominated in Euro as quoted by Reuters Screen LIBOR 01 Page, or any successor or replacement page, at or about 11:00am London time on eh date upon which interest is payable; or

3.2.2.1.2.
2.9% (two point nine) plus LIBOR (USD). “LIBOR” for the purposes of this paragraph 3.2.2.1.2 is the United States Dollar London Inter Bank Offer Rate as quoted by Reuters Screen LIBOR 01 Page, or any successor or replacement page, at or amount 11:00am London time on the date upon which interest is payable;

3.2.2.1.3.
2.85% (two point eight five) plus Libor (AUD). “LIBOR” for purposes of this paragraph 3.2.2.1.3 is the London Inter Bank Offer Rate denominated in Australian Dollar as quoted by Reuters Screen LIBOR 01 Page, or any successor;

3.2.3.
For the purposes of paragraphs 3.2.2.1.1 to 3.2.2.1.3, interest will be payable in arrears and be debited respectively from the relevant CFC Overdraft facility account on a day convenient to the Bank, once in facility each calendar month in arrears.

3.2.4.	Call Loans
Interest
The rate applicable to each call loan, shall be the rate quoted to the Customer (or an Additional Party) by the Bank prior to the Use of each such call loan and the Bank shall be entitled to adjust the rate at its discretion on a daily basis. Interest shall be payable monthly in arrears on dates convenient to the Bank in each calendar month and on the date of repayment of a call loan. Upon agreement by the Bank and the Customer to enter the call loan (whether orally or otherwise) the Bank shall promptly deliver to the Customer written confirmation of such transaction. Such confirmation relating to the transaction shall constitute prima facie evidence of the terms agreed between the Bank and the Customer for that transaction. The Customer agrees that the Bank may electronically record all telephone conversations between them.

3.2.5.	Short Term Loans
Interest
The rate applicable to each short term loan shall be the rate quoted by the Bank to the Customer (or an Additional Party) prior to the Use of each such short term loan. Interest shall be payable on the due date for repayment of a short term loan unless otherwise agreed between the Bank and the Customer (or an Additional Party).

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Repayment
Subject to the Bank’s rights in terms of paragraph 2 of Appendix A to the Facility Letter headed "Duration and Repayment of Facilities", all amounts outstanding under each short term loan shall be repayable at the end of a period as stated by the Bank to the Customer (or any Additional Party) for each short term loan prior to the advance of each short term loan.

3.2.6.	Offshore Trade and Working Capital Loans

3.2.4.2	Offshore Loans provided by Standard Finance (Isle of Man) Limited ("SFL"):
The Use of this Facility shall be subject to SFL or SBL having agreed to grant the Customer (or Additional Party) such Facility and the Customer (or the Additional Party, as the case may be) having accepted SFL’s separate terms and conditions pertaining to such Facility.
For the purposes of calculating the amount outstanding under the Working Capital Facility, amounts owed to SFL under this Facility shall also be taken into account and the equivalent Rand amount Used under this Facility shall be calculated by notionally converting the balance outstanding under this Facility on a daily basis, to the Rand equivalent using the Bank’s daily spot rate of exchange or the rate specified in an applicable forward exchange contract, as the Bank may in its sole discretion decide.

3.2.4.3	Offshore Loans provided by the Bank:
Interest
The rate applicable to each loan advanced by the Bank under this Facility, shall be the rate quoted by the Bank to the Customer (or any Additional Party) prior to the advance of each such loan. Interest will be calculated on each loan on the basis of actual days elapsed on a 360 day period (or 365 days for certain currencies determined by the Bank, such as ZAR or GBP) and will be payable in arrears at the end of each consecutive interest period (the duration of which will be the period agreed upon by the Bank and the Customer (or any Additional Party) prior to the advance of each loan) and on the date of repayment of the loan, unless otherwise agreed by the Bank.
Use
A request for a draw down under this Facility must be made no later than 2 Business Days prior to the date of the proposed draw down and will be irrevocable once made.
Repayment
Subject to the Bank’s rights in terms of paragraph 2 of Appendix A to the Facility Letter headed "Duration and Repayment of Facilities", all amounts outstanding under each loan shall be repayable at the end of a period as stated by the Bank to the Customer for each loan prior to the advance of each loan.
All amounts outstanding under each loan granted under this Facility shall be repayable in the currency in which such loan was made.

Should the Bank terminate this Facility and require repayment of all amounts outstanding thereunder, or should amounts otherwise fall due under a loan, the Bank shall be entitled, but not obliged, in its sole discretion, to advance funds under the Working Capital Facility and to Use the funds so advanced to settle or reduce the amounts owed to the Bank under this Facility. Any funds advanced by the Bank in terms of this paragraph will be converted to the currency in which the offshore loans were made available, at the Bank’s spot rate of exchange on the day on which the funds are used to settle or reduce the amounts outstanding under this Facility or in the Bank’s sole discretion the forward exchange rate provided for in any forward exchange contract which may be in force at the relevant point in time.
Calculation of Rand Amount Used
For the purposes of calculating the total Rand amount Used under the Working Capital Facility, the balance outstanding under this Facility shall be notionally converted on a daily basis to the Rand equivalent using the Bank’s daily spot rate of exchange.
Exchange Control Approval
This Facility may only be Used to the extent that such exchange control approval as may be required, has been obtained (proof of which has been furnished to the Bank).

4.	Derivative Products Trading Facility

4.1.
Subject to any restrictions which the Bank, in its sole discretion, may impose on the maximum tenor of any Derivative Transaction(s) and subject further to paragraph 4.4 below, the Customer may enter into Derivative Transaction(s) with the Bank on terms and conditions acceptable to the Customer and the Bank. For the purposes of this Facility Letter, "Derivative Transaction(s)" shall mean one or more of the following transactions:

4.1.1.
any over the counter transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transactions, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions);

4.1.2.	any type of transaction which is similar to any transaction which is referred to in paragraph 4.1.1 above that is currently, or in the future becomes,

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recurrently entered into in the financial markets; and

4.1.3.	any combination of these transactions.

4.2.
The Maximum Aggregate Limit of the Derivative Products Trading Facility represents the maximum aggregate exposure that the Bank is willing to make available to the Customer in respect of all Derivative Transactions which the Customer may enter into with the Bank at any time, taking into account, where applicable, any netting and/or margining arrangements which may be in place between the Bank and the Customer in terms of or pursuant to the 1992 or 2002 ISDA Master Agreement as published by the International Swaps and Derivatives Association ("ISDA"), together with the schedule and any relevant addenda thereto (collectively an "ISDA Agreement"). The Customer’s Use of the Derivative Products Trading Facility at any one time shall be equivalent to the Potential Future Exposure of all unmatured Derivative Transactions between the Customer and the Bank at such time, calculated in accordance with paragraph 4.3 below and taking into account any applicable netting and/or margining arrangements as described above.

4.3.
For the purposes of this Facility Letter, "Potential Future Exposure" or "PFE" means the Bank's estimate at such time, in its sole, absolute and unfettered discretion and using the methods of calculation outlined in this paragraph 4.3, of what the Customer could, in a moderately adverse environment, owe to the Bank at a point of time in the future in respect of any unmatured Derivative Transaction(s) between the Bank and the Customer at the time of estimation. The Bank will calculate the PFE of each Derivative Transaction by using its internal and proprietary risk management models (which models have been developed in accordance with generally accepted risk management principles and may be updated and/or modified from time to time by the Bank in its sole discretion) which, in the calculation of the PFE of each Derivative Transaction, take into account the mark-to-market value thereof (calculated as the difference between the current market value of the transaction and the contract price), adjusted for various credit risk factors including, but not limited to, the tenor of the relevant transaction and the volatility of the market factor which, depending on the nature of the transaction, may have the greatest impact on the future market value thereof. Accordingly, the PFE of all unmatured Derivative Transactions between the Bank and the Customer may fluctuate in line with the movement of underlying market factors, which may result in a reduction of the amount of the Derivative Products Trading Facility available for further Derivative Transactions and may also cause the Maximum Aggregate Limit of such Facility to be exceeded.

4.4.
Should the Maximum Aggregate Limit of the Derivative Products Trading Facility be exceeded for any reason whatsoever, including but not limited to adverse market movements, the Bank may refuse to enter into any further Derivative Transactions with the Customer until such time as the Customer’s Use of the Derivative Products Trading Facility falls below the Maximum Aggregate Limit for such Facility.

5.	Trade Finance Facility

5.1.	For the purposes of this Facility Letter:

5.1.1.	"ICC" shall mean the International Chamber of Commerce;

5.1.2.	"ISP" shall mean the latest version of the International Standby Practices published by the ICC;

5.1.3.
"Trade Transaction(s)" shall mean any transaction or related transaction which is the subject of any trade-related service provided by the Bank to the Customer and includes, without limitation, financing, discounting, lending or other financial accommodation of whatsoever nature made available by the Bank to the Customer in relation to any such transaction; and

5.1.3.1.
any Documentary Credits and standby letters of credit, bills of exchange, documentary collections, bonds, guarantees, shipping indemnities, trade finance loans, promissory notes, receivables financing;

5.1.3.2.
any type of transaction which is similar to any transaction which is referred to in paragraph 5.1.3.1 above that is currently, or in the future becomes, recurrently entered into in the trade markets; and

5.1.3.3.	any combination of these transactions.

5.1.4.	"Trade Document" shall mean:

5.1.4.1.	any Documentary Credit;

5.1.4.2.	any bill of exchange;

5.1.4.3.	any written payment instruction by one person to another to pay a third person;

5.1.4.4.	any invoice or receivable, being the documents evidencing the suppliers’ rights to receive amounts denominated in the currency of such document from the Customer;

5.1.4.5.	any sale and purchase agreement (however described);

5.1.4.6.	any purchase order, being the commercial document issued by the Customer to its supplier, indicating types, quantities and agreed prices for goods the supplier will supply to the Customer, or

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any document to the same effect, which shall be evidenced by Invoices or Receivables;

5.1.4.7.	any documentation relating to the underlying Trade Transaction;

5.1.5.	"UCP" shall mean the latest version of the Uniform Customs and Practice for Documentary Credits, published by the ICC;

5.1.6.	"URDG" shall mean the latest version of the Uniform Rules for Demand Guarantees published by the ICC;

5.1.7.	"URR" shall mean the latest version of ICC’s Uniform Rules for Bank-to-Bank Reimbursement under Documentary Credits published by the ICC.

5.2.	The Trade Finance Facility:
The Trade Finance Facility can be Used by way of Supplier Financing Facilities, Receivables Discounting Facilities, Pre-shipment Financing, Invoice Financing Facilities and Refinancing Facilities and/or in any other manner offered by the Bank.
The Use of this Facility shall be subject to the Customer (and/or the Additional Party) having accepted the Bank’s separate terms and conditions pertaining to the types of trade finance detailed in the paragraph above.

6.	Guarantee/Avalisation of Bills of Exchange, / Standby Letters of Credit and/or Documentary Credit Facilities

6.1.
Subject to the terms of this Facility Letter, the aggregate amount of any and all guarantees, avalised bills of exchange and Documentary Credits issued or indorsed (as the case may be) by the Bank under the Guarantee/Avalisation of Bills of Exchange and/or Documentary Credit Facilities respectively shall at no time exceed the Maximum Aggregate Limits for the respective Facilities.

6.2.	Any Use under the Facilities in respect of:

6.2.1.	Documentary Credits will be subject to UCP, unless stated otherwise in such Documentary Credit;

6.2.2.	irrevocable reimbursement will be subject to the ICC’s URR;

6.2.3.	guarantees will be subject to the URDG; and

6.2.4.	standby letters of credit will be subject to the ISP 98 or the latest version of the Uniform Customs and Practice for Standby Letters of Credit, published by the ICC.

6.3.
The rate of commission applicable to each guarantee and Documentary Credit issued and/or avalised bill of exchange indorsed ("the GBB Rate") shall be agreed upon at the time the request to issue and/or indorse is made, or alternatively, in the absence of such agreement, the Bank’s usual rates of commission shall apply and shall be paid on demand by the Customer.

6.4.	Guarantees/Avalised Bills of Exchange/ Standby Letters of Credit, promissory notes and Documentary Credits will only be issued or indorsed (as the case may be) by the Bank under the Guarantee by Bank/Avalisation of Bills of Exchange Facility or Documentary Credit Facility (as the case may be) in the Bank’s sole, absolute and unfettered discretion, in formats which are approved of by the Bank and in the case of the issue of a guarantee and/or Documentary Credit upon the signature on behalf of the Customer of the Bank’s usual form of application for the issue of a guarantee or Documentary Credit (as the case may be).

6.5.
The Customer acknowledges that the Bank shall have the right to review the Instruments and/or the Facilities and impose such additional conditions and/or requirements as the Bank may in its sole, absolute and unfettered discretion deem fit.

6.6.
The Bank may debit Bank Account number 421055499 ("the Nominated Bank Account"), or any Bank Account, with all fees, charges and commission payable in respect of the Instruments at the Bank’s ruling rates from time to time, together with interest thereon (where applicable), calculated at the Bank’s Prime rate, from the date any such sum becomes due and payable until the date final payment is received by the Bank. The Customer understands that any such fees, charges and commission payable in terms of the Instruments will be reviewed annually and any amendments thereto will be reflected in the Bank’s annual pricing letter.

6.7.	The Customer hereby requests and irrevocably authorises the Bank:

6.7.1.
to pay, or settle any claim which may be made against the Bank in terms of the Instruments against presentation of documentation in accordance with the provisions of the underlying Instrument by the beneficiary(ies), unless prevented by court order;

6.7.2.
to debit the Nominated Bank Account, or any Bank Account or charge against any other cover held for the Customer’s account, any sum(s) (or the Rand equivalent if payment under the Instruments is to be made in a foreign currency) detailed in paragraph 6.7.1 above and any expenses related to the payment

6.8.
The Customer acknowledges that the Bank will pay, or settle the claim(s) on demand without regard to any allegation or dispute of any nature which the Customer or the beneficiary(ies) may allege and without verifying:

6.8.1.	the validity and authenticity of the claim(s); or

6.8.2.	any alleged non-compliance; or

6.8.3.	the correctness of the amount(s) claimed.

6.9.
The Customer agrees that in the event of the Nominated Bank Account closing, changing or having insufficient funds and/or whether or not the Maximum Aggregate Limit in relation to any Facility granted by the Bank to the Customer has been (i) fully Used and/or (ii) cancelled and/or (iii)

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reduced to an amount which is, on any day, less than the sum claimed in paragraph 6.7 above, the Bank may, without reference to the Customer, debit any other account in the Customer’s name with a Standard Bank Group member, or any other account held by the Customer with any other financial institution.

6.10.
For the avoidance of doubt, it is recorded that the Customer and, where applicable, the Additional Parties shall remain liable for all and any amounts owing by the Customer and/or the Additional Parties (as the case may be) to the Bank howsoever arising, including without limitation, (i) amounts arising in respect of this Facility Letter or not and/or (ii) arising from or relating from the issuance, payment or settlement of any claim/s under or in terms of any guarantee issued by the Bank to any third party under the Guarantee by Bank Facility and/or (iii) any loss or damage which the Bank has incurred, ("the Indebtedness") at the request of the Customer and/or the Additional Parties (as the case may be), irrespective of whether or not:

6.10.1.	the Customer and/or any Additional Parties (as the case may be) hold any Bank Accounts, or have any facilities, with the Bank, and/or

6.10.2.	the Maximum Aggregate Limit in relation to any Facility has been fully Used, cancelled, repaid and/or reduced to any amount which is, on any day, less than the amount of the Indebtedness.

6.11.
In the circumstances contemplated in 6.10.2 above, the Customer hereby irrevocably and unconditionally authorises the Bank (in its sole, absolute and unfettered discretion, and without notice to the Customer) to increase and/or re-instate (as the case may be) the Maximum Aggregate Limit applicable to any Facility by an amount which, on any day, results in the Maximum Aggregate Limit available on such Facility being equal to the Indebtedness on such day. Should the Bank exercise its rights under or in accordance with the provisions of this paragraph and whether notified to the Customer or not, the Maximum Aggregate Limits for the Facilities in question shall be deemed to be amended accordingly. If the type of Facility in question was not previously granted to the Customer, such new Facility will be deemed incorporated into the Offer Letter and accordingly in the definition of "the Facilities", and the Maximum Aggregate Limit for such Facility shall be the amount allocated thereto. The provisions of this clause 6.11 shall be without prejudice to any of the Bank’s rights and/or remedies as a result of the Indebtedness.

Furthermore, any security currently held by the Bank for the debts of the Customer and/or any Additional Parties shall also constitute security for the Indebtedness.

6.12.	The Customer agrees that, in the event that:

6.12.1.	the Bank exercises its rights under any of the Instrument/s (including, without limitation, the right to withdraw from an Instrument in accordance with its terms); and/or

6.12.2.
the Customer’s applicable internal credit rating, as determined by the Bank at the time of granting the Facilities in accordance with the internal policies and processes, changes in the Bank’s sole, absolute and unfettered discretion, the Bank shall be entitled to exercise its rights under the provisions of paragraph 11.2.5 of Appendix A regardless of whether or not any of the Events of Default have occurred.

6.13.
If the Customer fails to provide the Bank with the Collateral to the satisfaction of the Bank, the Bank shall be entitled to adjust the applicable GBB Rate on the occurrence of the events detailed in paragraph 6.12 and/or an Event of Default up to and including the date of remedy of such event or date of termination of the Guarantee by Bank Facility, whichever is earlier, to 3% per annum above each applicable GBB Rate.

7.
Credit Card, Structured Loan, Preference Share Facility, Vehicle and Asset Finance, Fleet Management Services, Documentary Credit Facility, Trade Finance Facility, Derivative Product Trading Facility, any facility not specifically referred to in this Appendix B to the Facility Letter and which is offered by the Bank to the Customer now or in the future

7.1.
Use of the above Facilities is subject to the Bank’s usual terms and conditions pertaining thereto read together with the Facility Letter or, if so required by the Bank, to the Customer (or such Additional Parties, as the Bank may require) having accepted the Bank’s, or other entity’s that makes such facility available, separate terms and conditions pertaining to the Facility in question.

7.2.
In the event that any of the above Facilities are partially or fully repaid in terms of the separate terms and conditions pertaining to the Facility in question, and the Customer (or the relevant Additional Party, as the case may be) does not have a right to redraw such repayment/s in terms of the said terms and conditions, then the Maximum Aggregate Limit of such Facility/ies shall automatically reduce in line with such repayment.

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